Exhibit 10.1

ASSEMBLY BIOSCIENCES, INC. 2021 CORPORATE BONUS PLAN

Overview

The 2021 Corporate Bonus Plan (the “Plan”) of Assembly Biosciences, Inc. (the “Company”) is, upon approval by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), effective as of January 1, 2021 (the “Effective Date”). The Plan is designed to motivate, retain, attract and reward Company employees through a combination of corporate and individual performance- based incentive compensation components from the Effective Date through December 31, 2021 (the “Performance Period”). Individuals employed by the Company during the Performance Period, who commence employment with the Company no later than October 31st of the Performance Period, and who are designated for participation by the Committee or the Chief Executive Officer of the Company (the “CEO”) and who remain employed by the Company through the Payment Date (as defined below) (each a “Participant”) shall be eligible to earn a cash bonus under the Plan. Any and all payments under this Plan will be subject to the business and financial condition of the Company. Any decisions made in good faith by the Committee or its delegate shall be final and binding on all Participants.

Administration

The Plan is administered by the Committee. The Committee shall have full power and authority to administer and interpret the Plan, including, without limitation, the power to: (a) prescribe, amend, and rescind rules and procedures relating to the Plan and to define terms not otherwise defined herein; (b) certify the level at which those Corporate Objectives (as defined below) approved by the Board are attained for such Performance Period, including in excess of 100%; (c) determine which employees qualify as Participants (as herein defined) in the Plan and which Participants shall be paid cash bonuses under the Plan; (d) determine whether, to what extent, and under what circumstances cash bonuses awarded under the Plan may be forfeited or suspended; (e) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any cash bonus awarded under the Plan in the manner and to the extent that the Committee shall determine appropriate; (f) adjust or modify the calculation of a Corporate Objective or Individual Objective for the Performance Period so as to avoid unanticipated consequences or address unanticipated events; provided that while the Committee may equitably adjust the percentages allocated to any Corporate Objective, changes in the Corporate Objectives should be approved by the Board; and (g) make all determinations necessary and advisable in administering the Plan. Section headings are provided for administrative convenience and shall not restrict the Committee’s interpretive authority.

The Committee hereby delegates to the CEO full power and authority to administer and interpret the Plan and any cash bonuses awarded under the Plan with respect to Non-Executive Participants (as defined below), and references to the “Committee” as used herein shall be deemed to include the CEO with respect to Non- Executive Participants. The Committee hereby delegates to and authorizes the head of Human Resources and his or her agents to determine the treatment (including any proration) of awards for Non-Executive Participants who take any leave of absence, join the Company before November of the Performance Period, who change job grades or geographic work location or have a similar change in status during the Performance Period, to assist in the day-to-day administration of the Plan and to communicate the terms of the Plan and bonus awards to Participants. The determinations of the Committee and its delegates with respect to the Plan will be final, binding, and conclusive on all interested parties.

Plan Objectives

The Plan is designed to award a cash bonus (each a “Cash Bonus”) for performance during the Performance Period to Participants based on the level of achievement (1) by the Company of certain Company-wideobjectives (the “Corporate Objectives”) and/or (2) by the Participant of certain individual performance objectives, which may include certain department, group and/or team objectives applicable to such Participant

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(the “Individual Objectives”).

The Company hopes that by providing competitive short-term incentive compensation, the Company will attract, motivate and increase the retention rate among its employees which, in turn, will enhance the Company’s long-term value.

Award Determination

(a)Performance Goals and Objectives. Payment of Cash Bonuses will be based on the attainment of the Corporate Objectives and/or Individual Objectives.

(b)Target Awards for Non-Executive Participants and Executive Participants. The target bonus award for each Non-Executive Participant and each Executive Participant (as defined below) shall be determined using the target bonus award table provided below.

Title (or equivalent position at participating subsidiary)	Weighting of Corporate Objectives	Weighting of Individual Objectives
CEO	100%	0%
C-Level/Executive Officers (other than CEO)	75%	25%
VP/SVP (non-Executive Officer)	50%	50%
Below VP	25%	75%

The CEO may amend the target bonus award table with respect to Non-Executive Participants from time to time, in his or her sole discretion, with or without advance notice to the affected Non-Executive Participants. The Committee may amend the target bonus award table from time to time, in its sole discretion, with or without advance notice to the affected Participants.

(c)Award Determinations. The actual Cash Bonus paid to an individual can range from 0 to 1.5 times the target bonus award, based on achievement of Individual Objectives and/or Corporate Objectives. The Committee must determine that a Corporate Objective has an achievement percentage of at least 50% for such Corporate Objective component to be included in the Cash Bonus award determination. A Participant must receive an individual performance factor recommendation of at least 50% to be eligible for the Corporate Objective component of the Cash Bonus. A Participant who receives a performance rating of “Below Expectations” or its equivalent for his or her performance review is not eligible for a Cash Bonus.

Determination of Plan Objectives

The Corporate Objective shall consist of financial and operational metrics established by the Board, which may include objectives from one or more of the following areas: discovery, clinical development, regulatory or commercial milestones; changes in the market price of the Company's common stock; economic value- added; debt, equity or other forms of financing; acquisitions or strategic transactions; partnerships, collaborations, licensing transactions or similar business transactions; financial metrics; operating efficiency; and/or employee retention and recruiting or other human resources matters.

The Corporate Objectives shall be approved by the Board within ninety (90) days after the beginning of the Performance Period. Each Corporate Objective category shall be assigned an initial relative weighting from the Board, reflecting its importance to the achievement of the Company’s key results during the Performance Period;

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provided, however, the Board may adjust the weighting of the Corporate Objectives, modify the Corporate Objectives or add new Corporate Objectives based on unanticipated events in its sole discretion at any time; and provided further, however, that the Committee may also adjust the weighting of the Corporate Objectives if in the reasonable determination of the Committee based upon unanticipated events, changes in the priorities of the Company or other equitable considerations the Committee determines such adjustments are reasonable and appropriate.

The Individual Objectives shall be set as follows:

•	For the CEO, the Individual Objectives, if any, shall be set by the Board;
•

For Participants who are executive officers (as that term is defined under Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder), other than the CEO (collectively, the “Executive Participants”), the Individual Objectives shall be set by the Committee based upon recommendations made by the CEO; and

•

For Participants other than the CEO and the Executive Participants (collectively, the “Non-Executive Participants”), the Individual Objectives shall be set by each Participant’s immediate supervisor, with input from team leaders, group and department heads and others, as appropriate.

Plan Bonus Targets

Under the Plan, each Participant is eligible to earn a Cash Bonus targeted at a specified percentage of his or her annual base salary that is earned in 2021 (pro-rated for number of days employed), with such percentage based in part upon the position such Participant holds with the Company (the “Bonus Target”). Under the Plan, the Bonus Targets range from 75% of 2021 base salary for the CEO, 30% to 50% of a Participant’s 2021 base salary for the Executive Participants (other than CEO) and Non-Executive Participants at the Vice President level and above and up to 27.5% of a Participant’s 2021 base salary for other Non-Executive Participants below the Vice President level.

Determination of Cash Bonus Payments

The Company will determine the achievement of Corporate Objectives and Individual Objectives shortly after the end of the Performance Period, as follows:

Determination of Level of Achievement of Corporate Objectives

The Committee shall determine, after receiving and considering analysis and recommendations from management, the degree to which the Corporate Objectives have been met, expressed as a percentage of Corporate Objectives achieved, taking into consideration the weighting assigned to each Corporate Objective. The Committee has the right, in its sole discretion, to adjust the percentage of Corporate Objectives achieved upward beyond 100% in the event of over-achievement of the Corporate Objectives as determined by the Committee.

Determination of Level of Achievement of Individual Objectives

The Committee shall determine, after receiving and considering analysis and recommendations from the CEO, the degree to which the Individual Objectives have been met for the Executive Participants, expressed as a percentage of Individual Objectives achieved, taking into consideration the weighting assigned to eachIndividual Objective. For Non-Executive Participants, the degree to which the Individual Objectives have been achieved shall be determined by each Non-Executive Participant’s immediate supervisor, with input from team leaders, group and department heads and others, as appropriate.

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Determination of Cash Bonus Payments for Individual Participants

The actual Cash Bonus earned by a Participant is based on the Participant’s (i) level of achievement of the Corporate Objectives; (ii) level of achievement by the Participant against his or her Individual Objectives, if applicable, and (iii) the Participant’s Bonus Target. The Corporate Objectives and the Individual Objectives will be weighted as set forth above in the target bonus award table, subject to adjustment by the Committee or the CEO, as applicable, in their sole discretion. The determinations of the Committee and the CEO will be final and binding on all Participants. In making its determination, the Committee or the CEO, as applicable, shall consider the following:

•	For the CEO, the Committee’s own evaluation of his achievements;
•	For Executive Participants, the recommendations made by the CEO; and
•	For Non-Executive Participants, the recommendations made by the CEO with input from team leaders, group and department heads and supervisors, as appropriate.

In determining the actual Cash Bonus earned, the Committee may also take into account the achievement of publicly announced targets, clinical milestones, strategic goals, cross-functional teamwork and collaboration, the business and financial condition of the Company, and unforeseen changes in the economy and/or geopolitical climate.

Timing of Cash Payments Under the Plan

Payment of Cash Bonuses under the Plan is expected to occur in the first quarter of 2022 following the conclusion of the Performance Period on such date as determined by the Committee in its sole discretion but no later than March 15, 2022 (the “Payment Date”). A Participant must remain employed by the Company through the Payment Date in order to earn any Cash Bonus. If a Participant terminates employment or service with the Company for any reason prior to the Payment Date, then the Participant will forfeit his or her eligibility with respect to receiving any Cash Bonus. The Plan and any Cash Bonus granted under the Plan are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of Treasury of the Internal Revenue Service and will be interpreted and administered in in accordance with that intent to the greatest extent possible.

Notwithstanding the foregoing, if the Committee determines, after receiving and considering analysis and recommendations from management, that one or more Corporate Objectives have been met by June 30th of the Performance Period, the Committee, in its sole discretion, may authorize the advance payment of a portion of the Cash Bonus attributable to such Corporate Objective (the “Advanced Bonus Payment”). The allocation of the Advanced Bonus Payment shall be distributed among all Participants in a manner substantially consistent with the process provided above. The final payout of the Cash Bonuses paid on the Payment Date shall take into account any Advanced Bonus Payment, unless the Board revises the Corporate Objectives to add new Corporate Objectives in lieu of the previously achieved Corporate Objectives for which Advance Bonus Payments have or will be made.

Miscellaneous Provisions

Participation in the Plan shall not alter in any way the at-will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice. Nothing in this Plan shall be construed to be a guarantee that any Participant

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will receive all or part of a Cash Bonus or to imply a contract between the Company and any Participant.

This Plan supersedes and replaces all prior cash incentive and bonus plans of the Company, other than any applicable change of control payment plans and severance plans (for both Executive Participants and Non- Executive Participants). The Committee may amend or terminate this Plan at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Plan at any time, with or without notice. Further, the Board may modify the Corporate Objectives and/or the weighting of the Corporate Objectives at any time and the Committee may modify the Individual Objectives, the Bonus Targets and/or the weighting of the Corporate Objectives at any time.

Any Cash Bonuses paid hereunder shall be subject to any clawback policy adopted by the Company from time to time or as is otherwise required by applicable law, and, in accordance with any such clawback policy or applicable law, may be subject to the requirement that the Cash Bonus be repaid to the Company after it has been distributed to the Participant.

Unfunded Plan

Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

No Assignment

No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void. During the lifetime of any Participant, payment of a Cash Bonus under the Plan shall only be made to such Participant.

Applicable Law

To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

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